Exhibit 10.1

LIMITED LIABILITY COMPANY PURCHASE AGREEMENT

This Interests Purchase Agreement (“Agreement”) is entered into as of May 30, 2009 by and between Narayan Torke (“Seller”), Hartlab LLC (the “Company”)  and Adeona Pharmaceuticals, Inc., (“Purchaser”). Purchaser, the Company and Seller may collectively be referred to as the “Parties.”

WHEREAS, Seller is the record owner and holder of all of the issued and outstanding membership interests of Hartlab LLC (the “Company”), an Illinois limited liability company; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller all of the outstanding membership interests of the Company.

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties agree as follows:

1.
PURCHASE AND SALE:  Subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agree to sell, transfer and convey to the Purchaser all of the interests of the Company, representing all of the issued and outstanding membership interests of the Company (the “Interests”).  The transaction shall also include all the sale and transfer of the operating assets of the Company listed on Exhibit A, an obligation of Seller to pay the remaining $74,000 in lease expenses for the clinical equipment over the remaining term of such leases with the Buyer to pay in full all other leases, right of Purchaser to make employment offers to any or all of the Company’s existing employees after closing and all existing contracts that do not have change in control provisions, and for those that do, the Parties shall attempt to seek to negotiate such change in control authorization to continue such agreements in effect.  The Purchaser shall assume the existing real estate lease and seek and obtain the landlord’s consent to the change in ownership and a full release of Seller.  The Parties shall cooperate in good faith in the transfer of the CMS license and Illinois Dept. of Public Health license, including a power of attorney in favor of the Company following ownership transfer to the Purchaser until such licenses are transferred by CMS and Illinois.

2.
PURCHASE PRICE:  The purchase price for all of the shares of Interests shall be Two Hundred and Eighty Thousand dollars ($280,000) (the “Purchase Price”) with Fourteen Thousand dollars ($14,000) to be paid in cash to the Seller as a nonrefundable earnest payment creditable against the Purchase Price contemporaneous with the execution of this Agreement and the remainder of the Purchase Price of Two Hundred and Sixty Six Thousand dollars ($266,000) to be paid in cash to the Seller on June 30, 2009 unless an earlier closing date is agreed to in writing signed by both parties (the “Closing”).  Cash payments made by Purchaser shall be made by certified checks from Purchaser to Seller upon execution of this Agreement by Seller and at the Closing.

3.
CLOSING:  The closing contemplated by this Agreement for the transfer of the Interests and the payment of the Purchase Prices shall take place at the offices of Hartlab LLC on June 30, 2009 at 9:00a.m. CT unless an earlier closing date is agreed to in writing signed by both parties (the “Closing”).  The certificates representing the Interests shall be duly endorsed for transfer or accompanied by an appropriate Interests transfer and the charter of Hartlab shall be duly amended to provide for Purchaser to become the new owner of all of the outstanding Interests.  The Company shall notify the Federal CMS and Illinois licensing agency of the transfer and Seller and Company shall provide a power or attorney to continue the business of the Company under his CLIA license until such license shall have been transferred by CMS.  Purchaser’s obligation to close shall be conditioned upon the satisfactory completion of Purchaser’s due diligence determined in Purchaser’s sole discretion which Seller shall undertake and complete on or before the Closing.  Should Purchaser not be satisfied with the outcome of its due diligence and elect not to close on June 30, 2009, Purchaser shall forfeit the $14,000 nonrefundable earnest payment and the Parties shall have no further obligation under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER: Seller hereby warrants and represents that:

(a)
Restrictions on Interests.  The Seller is not a party to any agreements that create rights or obligations in the Interests relating to any third party including voting or other agreements.  The Seller is the lawful owner of the Interests, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Interests as contemplated in this Agreement.  The Interests represents all of the issued and outstanding Interests of the Company.

(b)
Organization and Standing.  To the Seller’s knowledge, the Company is duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted and the one thousands shares of Interests represent all of the issued and outstanding Interests of the Company.

(c)
Operation of Business.  Between the signing of this Agreement and the Closing, the Seller shall operate the business of the Company in the normal course and at the Closing net working capital and equity reflected in the general ledger of accounts as per Quickbooks as of the date hereof shall not materially differ.  Until June 30, 2009, Seller, Company and their agents, shall not solicit other offers from other parties and shall discontinue any and all discussions with other parties whom they may be already in discussion with.

(d)
Narayan Torke Consulting.  Following the Closing, Narayan Torke shall serve as a consultant on a part-time basis to Seller for a period of up to twelve (12) months following the Closing for a monthly consulting fee of Four Thousand dollars ($4,000) per month to assist in the transition and business of the Company, pursuant to an Independent Contractor Agreement, providing for not more than 15 hours per week and permit 100% of activities to be conducted by Torke remotely.  For a period of two (2) years following the closing Narayan Torke shall not solicit the Company’s accounts or employees nor compete with the Company in Illinois without the prior written permission of the Company.

(e)
General Ledger.  At the Closing, the Parties shall agree on a general ledger of accounts from inception through December 31, 2008, at May 31, 2009 and at the Closing date other than as shall be disclosed in such documents or on a List of Exceptions to be provided as an Exhibit at such time, the parties will agree that there will be no material liabilities, (including Medicare, MediCal or other insurance liabilities), liens, tax liabilities, actions, actual, pending or threatened that may have a material adverse effect on the business of the Company (the “Liabilities”).  For purposes of this Agreement, Liabilities will only be considered material if together in the aggregate they exceed ten percent (10%) of the Purchase Price.

(f)
Taxes.  Each of the parties shall be responsible for their own taxes with respect to the transaction with all income loss, deductions and credits on or prior to the Closing date shall be allocated to the Seller, including any gain or loss on the sale hereunder.

(g)
Limitation on Representations and Warranties.  Seller’s representations and warranties shall not exceed $140,000 in the aggregate and shall survive the closing for six months (with the exception of the noncompete provision which shall survive for it two year term).

5.
SEVERABILITY: If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

6.	BINDING EFFECT: The covenants and conditions contained in this Agreement shall apply to and bind the parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

BROKER’S FEES ATTORNEYS FEES:  The Parties represent that there has been no act in connection with the transactions contemplated in this Agreement that would give rise to a valid claim against either party for a broker’s fee, finder’s fee or other similar payment.  Each party shall be subject to their own attorneys fees and expenses.
7.
ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both the Seller and Purchaser.

8.
GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and DuPage County, Illinois shall be the exclusive forum for litigation under this Agreement and both parties consent to such jurisdiction

9.
NOTICE:  Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service:

(a)	If to Purchaser:

Steve H. Kanzer, CPA, JD
Chairman and Chief Executive Officer
Adeona Pharmaceuticals, Inc.
3930 Varsity Drive
Ann Arbor, MI  48108
Fax: (734) 332-7800

(b)	If to Seller:

Narayan Torke
532 Connecticut Ave.
Naperville, IL 60565

10.
WAIVER: The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

11.
REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Purchaser represents and warrants that it is validly organized, has authority to enter into this Agreement with Seller and until CMS and Illinois licenses have been fully transferred and while Seller remains laboratory director, Purchaser will indemnify Seller for expenses and costs incurred by Seller in connection with such activities.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

ADEONA PHARMACEUTICALS, INC.:	SELLER:

/s/ Steve H. Kanzer	/s/ Narayan Torke
Steve H. Kanzer, CPA, JD	Narayan Torke
Chairman and CEO

HARTLAB LLC

/s/ Narayan Torke
By: Narayan Torke

Its: President